UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 24, 2019

Open Text Corporation

(Exact name of Registrant as specified in its charter)

Canada	0-27544	98-0154400
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

275 Frank Tompa Drive, Waterloo, Ontario, Canada N2L 0A1

(Address of principal executive offices)

(519) 888-7111

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title	Trading Symbol	Name of each exchange on which registered
Common Stock without par value	OTEX	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.01 Completion of Acquisition or Disposition of Assets.

As previously announced, on November 10, 2019, Open Text Corporation (“OpenText”) and Coral Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of OpenText (“Purchaser”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Carbonite, Inc., a Delaware corporation (“Carbonite”). Pursuant to the Merger Agreement, and on the terms and subject to the conditions thereof, among other things, Purchaser commenced a tender offer on November 25, 2019, to acquire all of the outstanding shares of common stock of Carbonite, par value $0.01 per share (each, a “Share”), at a purchase price of $23.00 per Share in cash, without interest and net of applicable withholding of taxes (the “Offer Price”), upon the terms and conditions set forth in the Offer to Purchase dated November 25, 2019 (as amended or supplemented, the “Offer to Purchase”), and in the related letter of transmittal (as amended or supplemented, the “Letter of Transmittal” and together with the Offer to Purchase, the “Offer”).

The Offer expired at one minute after 11:59 P.M., Eastern time, on Monday, December 23, 2019 (the “Expiration Time”). The Depositary (as defined in the Offer to Purchase) has advised that a total of 28,703,509 Shares (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” (as defined in Section 251(h)(6)(f) of the Delaware General Corporation Law (the “DGCL”)), were validly tendered in accordance with the terms of the Offer and not withdrawn prior to the Expiration Time. The validly tendered Shares represent approximately 81.51% of the Shares outstanding immediately after consummation of the Offer. In addition, notices of guaranteed delivery have been delivered with respect to 3,482,105 Shares. The number of Shares (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” (as defined in Section 251(h)(6)(f) of the DGCL)) tendered into the Offer satisfied the Minimum Condition (as defined in the Merger Agreement) immediately prior to the Expiration Time. All conditions to the Offer have been satisfied or waived. Purchaser has accepted for payment all Shares that were validly tendered pursuant to the Offer and not withdrawn prior to the Expiration Time.

On December 24, 2019, following the expiration of the Offer and acceptance for payment of the Shares tendered pursuant to the Offer, OpenText completed its acquisition of Carbonite pursuant to the terms of the Merger Agreement. Pursuant to the terms and conditions of the Merger Agreement, Purchaser merged with and into Carbonite (the “Merger”), with Carbonite surviving the Merger as a wholly-owned subsidiary of OpenText, without a stockholder vote to adopt the Merger Agreement or effect the Merger, in accordance with Section 251(h) of the DGCL. As a result of the Merger, each Share outstanding immediately prior to the Effective Time was converted into the right to receive an amount in cash per Share equal to the Offer Price, other than each Share (i) to be converted or cancelled pursuant to the Merger Agreement, (ii) owned by Carbonite stockholders who are entitled to and who properly exercised appraisal rights under DGCL Section 262 with respect to such Shares or (iii) irrevocably accepted for purchase pursuant to the Offer. Upon closing of the Merger, OpenText paid the aggregate merger consideration of approximately $894.19 million. OpenText provided Purchaser with the funds necessary to complete the Offer and the Merger in accordance with the Merger Agreement.

As a result of the Merger, the Shares will be delisted and will cease trading on the Nasdaq Stock Market LLC. OpenText and Purchaser intend to take steps to cause the termination of the registration of the Shares under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and to suspend all of Carbonite’s reporting obligations under the Exchange Act as promptly as practicable.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement which is incorporated by reference herein from Exhibit 2.1 to the Current Report on Form 8-K filed by OpenText with the U.S. Securities and Exchange Commission (the “SEC”) on November 12, 2019.

Item 7.01 Regulation FD Disclosure

On December 24, 2019, OpenText issued a press release regarding the matters described in this Current Report on Form 8-K. A copy of the press release is being furnished herewith as Exhibit 99.1.

This information is being furnished under Item 7.01 and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of such section, nor shall this information be deemed incorporated by reference in any filing made by OpenText under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of November 10, 2019, by and among Open Text Corporation, Coral Merger Sub Inc. and Carbonite, Inc. (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by Open Text Corporation on November 12, 2019)

99.1	Press Release issued by OpenText Corporation on December 24, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPEN TEXT CORPORATION

December 26, 2019	By:	/s/ Gordon A. Davies
Gordon A. Davies
EVP, CLO and Corporate Development